SPECIMEN COMMON STOCK CERTIFICATE

                                    New York

(Certificate No)                                            (Certificate Amount)


                       Community Home Mortgage Corporation

                  20,000,000 SHARES OF COMMON STOCK AUTHORIZED
                                 $0.01 PAR VALUE


           This Certificates that (Shareholder Name) is the owner of

               (Share Amount) fully paid and non-assessable Shares
            of Common Shares of Community Home Mortgage Corporation


Transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrener of the Certificate properly endorsed.


In Witness Whereof the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this (DATE OF ISSUE)


IRA SILVERMAN, PRESIDENT           Corporate         DANIEL SILVERMAN, SECRETARY
                                      Seal